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                     May 7, 2020

       James Kelly
       Chief Executive Officer
       EVO Payments, Inc.
       Ten Glenlake Parkway
       South Tower, Suite 950
       Atlanta, Georgia

                                                        Re: EVO Payments, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 1-38504

       Dear Mr. Kelly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services